Exhibit 99.1

March 3, 2017

SiteOne Landscape Supply Names W. Roy Dunbar to Its Board of Directors

ATLANTA, March 3, 2017 – SiteOne Landscape Supply, Inc. (NYSE: SITE) announced today the appointment of W. Roy Dunbar to the company’s board of directors. Mr. Dunbar will serve on the company’s Compensation Committee. Following his appointment, the company has nine directors, four of whom are independent.

“We are excited to welcome Roy Dunbar to our board” said Paul Pressler, SiteOne Chairman. “His leadership, technology expertise and board of director experience across many sectors will be an asset to SiteOne.”

Mr. Dunbar was a former Chairman of the Board of Network Solutions, a technology company and web service provider, and was the Chief Executive Officer from January 2008 until October 2009. He also served as the President of Global Technology and Operations for MasterCard Incorporated from September 2004 until January 2008. Prior to MasterCard, Mr. Dunbar worked at Eli Lilly and Company for 14 years, serving as President of Intercontinental Operations, and earlier as Chief Information Officer. He previously served on the boards of Lexmark International and iGate and currently serves on the board of Humana.

“Roy’s public company board experience and his diversified leadership experience in successfully applying information technology will be a great benefit to us as we continue to build a world-class company” said Doug Black, SiteOne CEO.

About SiteOne Landscape Supply:

SiteOne Landscape Supply (NYSE: SITE), is the largest and only national wholesale distributor of landscape supplies in the United States and it has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation, and maintenance of lawns, golf courses and other outdoor spaces.

https://www.siteone.com

###

For more information, contact:
Investor Relations Contact:	News Media Contact:
SiteOne Landscape Supply, Inc.	SiteOne Landscape Supply, Inc.
Pascal Convers	Greg Kirksey
Executive Vice President, Strategy and Development	Director, Communications
470-270-7011	470-277-7164
investors@siteone.com	GKirksey@siteone.com